EXHIBIT 8(a)(3)

Calvert Variable Series and Calvert Variable Products

FUND PARTICIPATION AGREEMENT

THIS FUND PARTICIPATION AGREEMENT (“Agreement”) is made as of the 31st day of December, 2016, by and among the parties listed below:

•	Ameritas Life Insurance Corp., a Nebraska corporation and Ameritas Life Insurance Corp. of New York, a New York corporation (each a “LIFE COMPANY” and together the “LIFE COMPANIES”);
•	Each Fund (as defined below); and
•	Eaton Vance Distributors, Inc. (“EVD”) as principal underwriter of the Funds.

WHEREAS, each LIFE COMPANY has entered into an amended and restated Participation Agreement dated February 28, 2011 on behalf of itself and each of its segregated separate accounts listed on Schedule A thereto (each an “Account” and together the “Accounts”) with Calvert Investment Distributors, Inc. (“CID”) and the registered investment companies listed on Schedule B thereto (each a “Fund” and together the “Funds”)(the “Calvert Agreement”);

WHEREAS, Calvert Research and Management (“CRM”), an affiliate of Eaton Vance Corp. and EVD, has agreed to purchase substantially all of the business assets of Calvert Investment Management, Inc., investment adviser to the Funds, (“CIM”) subject to various closing conditions (the “Transaction”). In the Transaction, which will close once the conditions to closing have been satisfied (the “Transaction Date”), CRM will assume only specified business assets of CIM and will not assume any of CIM’s liabilities. The Transaction Date is anticipated to be on or about December 30, 2016;

WHEREAS, as of the Transaction Date, CRM will become the investment adviser to each Fund, EVD will become the Funds’ principal underwriter, and CID will no longer distribute Fund shares or otherwise provide services to the Funds; and

WHEREAS, the LIFE COMPANIES and the Accounts desire to continue to invest in the Funds, and EVD desires to continue to make the Funds available for purchase to the LIFE COMPANIES and the Accounts following the closing of the Transaction.

NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereto agree as follows:

SECTION 1. The parties hereto hereby (i) adopt all terms of the Calvert Agreement and (ii) affirm all respective agreements made in the Calvert Agreement, all effective as of the Transaction Date, except (a) EVD replaces CID as a party to the Calvert Agreement, and (b) as otherwise provided in this Agreement.

SECTION 2. Each Fund represents and warrants that (i) the Fund shares offered and sold pursuant to this Agreement are registered under the Securities Act of 1933, as amended and sold in accordance with all applicable federal and state laws, and the Fund is registered under the Investment Company Act of 1940, as amended; (ii) each Fund will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code (“Code”), and the rules and regulations thereunder, including without limitation Treasury Regulation §1.817-5 and (iii) the Fund invested in by an Account intends to elect to be treated as a "regulated investment company" under Subchapter M of the Code, and will make every effort to maintain such qualification (under Subchapter M or an successor or similar provision).

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SECTION 3. EVD represents that it is and warrants that it shall remain duly registered as a broker-dealer under all applicable federal and state securities laws and agrees that it shall perform its obligations to the Funds in compliance in all material respects with the laws of The Commonwealth of Massachusetts and any applicable state and federal securities laws. EVD further represents that it is a member in good standing of the Financial Industry Regulatory Authority, Inc.

SECTION 4. Each LIFE COMPANY confirms that all of its representations, warranties and conditions in the Calvert Agreement continue in full force and effect.

SECTION 5. No party hereto shall have any duty, responsibility or liability whatsoever to any other party hereto with respect to the Calvert Agreement prior to the Transaction Date, and the Calvert Agreement shall be of no force or effect with respect to the parties hereto except as otherwise specifically provided in this Agreement.

SECTION 6. The parties agree that EVD shall only assume liability under the Agreement as of the Transaction Date, and EVD and its affiliates shall have no liability whatsoever (including, without limitation, any indemnification obligation) for any act or omission of CID prior to the Transaction date, or for any costs, expenses, loses, damages, liabilities of any kind whatsoever, arising prior to the Transaction Date.

SECTION 7. The Life Companies shall continue to maintain master accounts with the Funds on behalf of each Portfolio, which bear the name of the Accounts of the relevant Life Company as owner of the Portfolio shares on behalf of the Account investing in the Portfolio and shall provide administrative services relating thereto as described on Schedule A hereto. The Parties agree that no fees shall be paid to LIFE COMPANIES for provision of these services for three years after the Transaction Date. At that point, the Parties agree to negotiate the fees to be paid to LIFE COMPANIES for these services commencing three years after the Transaction Date, provided that (i) the Funds’ Boards of Directors authorize the Funds to pay such fees from Fund assets, and (ii) that should the Parties fail to agree to provide for the payment of fees to LIFE COMPANIES for such services, LIFE COMPANIES shall have the option to terminate this Agreement on the third anniversary of the Transaction Date in accordance with all applicable federal and state laws.

SECTION 8. All notices to EVD pursuant to the Agreement shall be sent as follows:

Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110

Attn: Chief Legal Officer

SECTION 9. For avoidance of doubt, the parties agree that the Calvert Agreement supersedes all prior participation agreements between and among the Funds and the Life Companies and their predecessors, including (but not limited to) those listed on Exhibit A to the Calvert Agreement.

SECTION 10. The occurrence of the Transaction on the Transaction Date is a condition precedent to the effectiveness of the terms of this Agreement. Upon the effectiveness of this Agreement, the parties hereto agree that the Calvert Agreement shall no longer have any force or effect, except as provided herein.

SECTION 11. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties agree that this Agreement will be considered signed when the signature of a party is delivered

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by facsimile transmission or delivered by scanned image (e.g. ..pdf, .tiff, jpg, .jpeg or other file extension) as an attachment to an email. Such facsimile or scanned image may include this Agreement in its entirety or a standalone signature page, either of which shall have the same effect as an original signature and shall be considered definitive evidence of the final agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement as of the date and year first above written.

AMERITAS LIFE INSURANCE CORP.	EATON VANCE DISTRIBUTORS, INC.
By: /s/ Robert C. Barth Name: Robert C. Barth Title: Senior Vice President & Chief Financial Officer	By: /s/ A. John Murphy Name: A. John Murphy Title: Assistant Secretary
AMERITAS LIFE INSURANCE CORP. OF NEW YORK	EACH FUND
By: /s/ Robert C. Barth Name: Robert C. Barth Title: Senior Vice President & Chief Financial Officer	By: /s/ Maureen Gemma Name: Maureen Gemma Title: Secretary

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SCHEDULE A

LIFE COMPANIES shall provide certain services respecting the operations of the FUNDS, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by the Parties.

A.	Records of Portfolio Share Transactions

1.              LIFE COMPANIES shall maintain master accounts with the FUNDS, on behalf of each Portfolio, which accounts shall bear the name of the Accounts of LIFE COMPANIES as the record owners of Portfolio shares on behalf of each Account investing in the Portfolio.

2.               LIFE COMPANIES shall maintain separate records for each Contract that invests in Shares of a FUND through a Subaccount, which records shall reflect Shares purchased and redeemed and Share balances.

3.               In addition to the foregoing records, and without limitation, LIFE COMPANIES shall maintain and preserve all records in such formats and for such periods of time as required by law to be maintained and preserved in connection with providing administrative services hereunder.

B.	Order Placement and Payment

1.              LIFE COMPANIES shall determine the net amount to be transmitted to the Accounts as a result of redemptions of each Portfolio's shares based on Contract owner redemption and transfer requests and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares. LIFE COMPANIES shall notify the FUNDS of the cash required to meet redemption payments. The FUNDS shall cause the FUNDS' custodian to transmit net redemption payments to the LIFE COMPANIES for allocation to the Accounts.

2.              LIFE COMPANIES shall determine the net amount to be transmitted to the FUNDS as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Accounts investing in each Portfolio. LIFE COMPANIES shall transmit net purchase payments to the FUNDS' custodian.

C.           Accounting Services

LIFE COMPANIES shall perform accounting services as may be reasonably requested from time to time by FUND COMPANIES or the FUNDS, which services shall relate to the business contemplated by the Calvert Agreement, as amended from time to time. Such services shall include, without limitation, periodic reconciliation (at least quarterly) and balancing of LIFE COMPANIES' books and records with those of the FUNDS with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the FUNDS, dividend and distribution payments by the FUNDS, and such other accounting matters that may arise from time to time in connection with the operations of the FUNDS as related to the business contemplated by the Calvert Agreement.

D.           Fund-related Contract Owner Services

1.              LIFE COMPANIES shall respond to all inquiries and other communications from owners of individual variable life and variable annuity Contracts, retirement plan representatives and plan participants; shall assist participants with the establishment and maintenance of Contract Accounts and records.

2.              LIFE COMPANIES agree to print and/or distribute, in a timely manner, prospectuses, statements of additional information, supplements thereto, periodic reports, and other materials of the FUND required by law or otherwise to be given to its shareholders, including, without limitation, Contract owners investing in Portfolio Shares. Costs for such materials will be paid by the respective party, as documented in the Calvert Agreement.

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3.            LIFE COMPANIES shall prepare and transmit Form 1099s and other reports required to be sent to Contract owners under federal tax laws.

4.            LIFE COMPANIES will review proxy notifications provided by the FUND COMPANIES (or third party vendor acting on behalf of the FUNDS); will provide estimates of the quantities of proxy materials needed; and will prepare and send secure data files, compliant with privacy requirements, listing Contract owner and address information, to the FUND COMPANIES or the third party vendor. An authorized signer of each applicable LIFE COMPANY will execute voting cards and letters authorizing shadow voting.

5.            LIFE COMPANIES further agree to provide telephonic support for Contract owners, including, without limitation, information with respect to inquiries about the FUND and each Portfolio thereof (not including information about performance or related to sales), communicating with Contract owners about FUND (and Account) performance, and assisting with proxy solicitations, specifically with respect to soliciting voting instructions from Contract owners.

E.            Miscellaneous Services

LIFE COMPANIES shall provide such other administrative support to the FUNDS as mutually agreed between LIFE COMPANIES, FUND COMPANIES or the FUNDS from time to time. LIFE COMPANIES shall, from time to time, relieve the FUNDS of other usual or incidental administration services of the type ordinarily borne by mutual funds that offer shares to individual members of the general public.

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